                                                                    EXHIBIT 4(f)


                         AMENDED AND RESTATED AGREEMENT

                                       OF

                               LIMITED PARTNERSHIP

                                       OF

                              TEXTRON FINANCE, L.P.

                               TABLE OF CONTENTS

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                                    ARTICLE I
                 FORMATION AND CONTINUATION OF THE PARTNERSHIP;
               ADMISSION OF PREFERRED SECURITY HOLDERS; RETURN OF
                 INITIAL LIMITED PARTNER'S CAPITAL CONTRIBUTION

Section 1.1      Formation and Continuation of the Partnership . . . . . . . . . . . . . . . . . . . . .    2
Section 1.2      Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Section 1.3      Business of the Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Section 1.4      Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Section 1.5      Registered Agent and Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Section 1.6      Principal Place of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Section 1.7      Name and Business Address of General Partner  . . . . . . . . . . . . . . . . . . . . .    3
Section 1.8      Admission of Holders of Preferred Securities  . . . . . . . . . . . . . . . . . . . . .    4

                                   ARTICLE II
                                  DEFINED TERMS

Section 2.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

                                   ARTICLE III
               CAPITAL CONTRIBUTIONS, REPRESENTATION OF PREFERRED
                  SECURITY HOLDER'S INTEREST; CAPITAL ACCOUNTS

Section 3.1      Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 3.2      Preferred Security Holder's Interest Represented by Preferred Securities  . . . . . . .   14
Section 3.3      Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 3.4      Interest on Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 3.5      Withdrawal and Return of Capital Contributions  . . . . . . . . . . . . . . . . . . . .   15
Section 3.6      Investment Of Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . . .   15

                                   ARTICLE IV
                                   ALLOCATIONS

Section 4.1      Profits and Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Section 4.2      Other Allocation Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 4.3      Allocations for Income Tax Purposes . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 4.4      Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                                    ARTICLE V
                                    DIVIDENDS

Section 5.1      Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21





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
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Section 5.2      Limitations on Distributions  . . . . . . . . . . . . . . . .   21

                                   ARTICLE VI
                        ISSUANCE OF PREFERRED SECURITIES

Section 6.1      General Provisions Regarding Preferred Securities . . . . . .   22

                                   ARTICLE VII
                      BOOKS OF ACCOUNT, RECORDS AND REPORTS

Section 7.1      Books and Records . . . . . . . . . . . . . . . . . . . . . .   26
Section 7.2      Accounting Method . . . . . . . . . . . . . . . . . . . . . .   27

                                  ARTICLE VIII
                POWERS, RIGHTS AND DUTIES OF THE LIMITED PARTNER


Section 8.1      Limitations . . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 8.2      Liability . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Section 8.3      Priority  . . . . . . . . . . . . . . . . . . . . . . . . . .   28

                                   ARTICLE IX
                POWER, RIGHTS AND DUTIES OF THE LIMITED PARTNERS

Section 9.1      Authority . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Section 9.2      Powers and Duties of General Partner  . . . . . . . . . . . .   28
Section 9.3      Liability . . . . . . . . . . . . . . . . . . . . . . . . . .   30
Section 9.4      Exculpation . . . . . . . . . . . . . . . . . . . . . . . . .   31
Section 9.5      Fiduciary Duty  . . . . . . . . . . . . . . . . . . . . . . .   31
Section 9.6      Indemnification . . . . . . . . . . . . . . . . . . . . . . .   32
Section 9.7      Outside Businesses  . . . . . . . . . . . . . . . . . . . . .   35
Section 9.8      Limits on General Partner's Powers  . . . . . . . . . . . . .   36
Section 9.9      Tax Matters Partner . . . . . . . . . . . . . . . . . . . . .   37
Section 9.10     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   37

                                    ARTICLE X
                       TRANSFERS OF INTERESTS BY PARTNERS

Section 10.1     Transfer of Interests . . . . . . . . . . . . . . . . . . . .   38
Section 10.2     Transfer of LP Certificates . . . . . . . . . . . . . . . . .   38
Section 10.3     Persons Deemed Preferred Security Holders . . . . . . . . . .   39
Section 10.4     Book Entry Interests  . . . . . . . . . . . . . . . . . . . .   39
Section 10.5     Notices to Clearing Agency  . . . . . . . . . . . . . . . . .   40
Section 10.6     Appointment of Successor Clearing Agency  . . . . . . . . . .   41

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
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Section 10.7     Definitive LP Certificates; Appointment of Paying Agent(s)  . . . .   41

                                   ARTICLE XI
                    WITHDRAWAL, DISSOLUTION, LIQUIDATION AND
                             DISTRIBUTION OF ASSETS

Section 11.1     Withdrawal of Partners  . . . . . . . . . . . . . . . . . . . . . .   42
Section 11.2     Dissolution of the Partnership  . . . . . . . . . . . . . . . . . .   42
Section 11.3     Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
Section 11.4     Distribution in Liquidation . . . . . . . . . . . . . . . . . . . .   44
Section 11.5     Rights of Limited Partners  . . . . . . . . . . . . . . . . . . . .   45
Section 11.6     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

                                   ARTICLE XII
                             AMENDMENTS AND MEETINGS

Section 12.1     Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
Section 12.2     Amendment of Certificate  . . . . . . . . . . . . . . . . . . . . .   46
Section 12.3     Meetings of the Partners  . . . . . . . . . . . . . . . . . . . . .   46

                                  ARTICLE XIII
                                  MISCELLANEOUS

Section 13.1     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
Section 13.2     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .   49
Section 13.3     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
Section 13.4     Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
Section 13.5     Pronouns and Number . . . . . . . . . . . . . . . . . . . . . . . .   49
Section 13.6     Captions and Headings . . . . . . . . . . . . . . . . . . . . . . .   49
Section 13.7     Partial Enforceability  . . . . . . . . . . . . . . . . . . . . . .   49
Section 13.8     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
Section 13.9     Waiver of Partition . . . . . . . . . . . . . . . . . . . . . . . .   50
Section 13.10    Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

ANNEX A          Form of Preferred Security
                         Certificate . . . . . . . . . . . . . . . . . . . . . . . .  A-1

                         AMENDED AND RESTATED AGREEMENT
                             OF LIMITED PARTNERSHIP

                                       OF

                              TEXTRON FINANCE, L.P.


           AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Textron Finance, L.P. (the "Partnership"), dated as of ___________ __, 1995, among Textron Inc., a Delaware corporation ("Textron"), as the general partner, Textron Holdings, Inc., a Delaware corporation, as the initial limited partner (the "Initial Limited Partner") and such other Persons (as defined herein) who become Limited Partners (as defined herein) as provided herein.

           WHEREAS, Textron and the Initial Limited Partner entered into an Agreement of Limited Partnership, dated as of October 2, 1995 (the "Original Limited Partnership Agreement");

           WHEREAS, the Certificate of Limited Partnership of the Partnership was filed with the Office of the Secretary of State of the State of Delaware on October 2, 1995;

           WHEREAS, the Partners (as defined herein) desire to continue the Partnership as a limited partnership under the Act (as defined herein) and to amend and restate the Original Limited Partnership Agreement in its entirety;

           NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Limited Partnership Agreement in its entirety and hereby agree as follows:

                                    ARTICLE I
                 FORMATION AND CONTINUATION OF THE PARTNERSHIP;
               ADMISSION OF PREFERRED SECURITY HOLDERS; RETURN OF
                 INITIAL LIMITED PARTNER'S CAPITAL CONTRIBUTION

Section 1.1    Formation and Continuation of the Partnership.

           The Partnership was formed as a limited partnership under the Act when the General Partner (as defined herein) filed the Certificate (as defined herein) with the Office of the Secretary of State of the State of Delaware on October 2, 1995 and the General Partner and the Initial Limited Partner entered into the Original Limited Partnership Agreement. The parties hereto agree to continue the Partnership as a limited partnership under the Act. The General Partner, for itself and as agent for the Limited Partners, shall make every reasonable effort to assure that all certificates and documents are properly executed and shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all the requirements for the continuation of the Partnership as a limited partnership under the Act and under all other laws of the State of Delaware or such other jurisdictions in which the General Partner determines that the Partnership may conduct business. The rights, liabilities and duties of the Partners shall be as provided in the Act except as modified by this Agreement. Where not otherwise specified in this Agreement, the Act governs the rights and obligations of the parties to this Agreement.

Section 1.2    Name.

           The name of the Partnership is "Textron Finance, L.P.", as such name may be modified from time to time by the General Partner following written notice to the Limited Partners. The Partnership business may be conducted under the name of the Partnership or any other name deemed advisable by the General Partner.

Section 1.3    Business of the Partnership.

           The purposes of the Partnership are (a) to issue partnership interests in the Partnership, including, without limitation, Preferred Securities (as defined herein), and to use the proceeds thereof to purchase

Junior Subordinated Debentures (as defined herein) or other similar debt instruments of Textron, (b) to invest, at all times, at least 1% of the total capital contributed to the Partnership by the Partners, and (c) except as otherwise limited herein, to enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as the General Partner may reasonably deem necessary or advisable to carry out the foregoing purpose of the Partnership. The partnership may not conduct any other business or operations except as contemplated by the preceding sentence.

Section 1.4    Term.

           The term of the Partnership commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until __________, unless dissolved before such date in accordance with the provisions of this Agreement.

Section 1.5    Registered Agent and Office.

           The Partnership's registered agent and office in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. At any time, the General Partner may designate another registered agent and/or registered office.

Section 1.6    Principal Place of Business.

           The principal place of business of the Partnership shall be at c/o Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903. Upon ten days written notice to the Limited Partners, the General Partner may change the location of the Partnership's principal place of business.

Section 1.7    Name and Business Address of General Partner.

           The name and address of the General Partner are as follows:

               Textron Inc.
               40 Westminster Street
               Providence, Rhode Island  02903

               Attention:

The General Partner may change its name or business address from time to time, in which event the General Partner shall promptly notify the Limited Partners of any such change.

Section 1.8    Admission of Holders of Preferred Securities.

           (a) Without necessity for execution of this Agreement, upon receipt by a Person of an LP Certificate (as defined herein) and payment to the Partnership of the Purchase Price (as defined herein) for the Preferred Securities represented by such LP Certificate in connection with the initial issuance by the Partnership of such Preferred Securities, which shall be deemed to constitute a request by such Person that the books and records of the Partnership reflect such Person's admission as a limited partner of the Partnership, such Person shall be admitted to the Partnership as a limited partner of the Partnership and shall become bound by this Agreement.

           (b) Following the first admission of a Preferred Security Holder to the Partnership as a Limited Partner pursuant to paragraph (a) above, the Initial Limited Partner shall receive the return of its capital contribution without interest or deduction, but will continue to be a limited partner of the Partnership. While the Initial Limited Partner shall continue to be a limited partner of the Partnership, the Initial Limited Partner shall only have such rights, if any, as are expressly provided to the Initial Limited Partner pursuant to this Agreement.

           (c) The name and mailing address of each Partner and the amount contributed by such Partner to the capital of the Partnership shall be listed on the books and records of the Partnership. The General Partner shall be required to update the books and records from time to time as necessary to accurately reflect the information therein.

                                   ARTICLE II
                                  DEFINED TERMS

Section 2.1    Definitions.

           Unless the context otherwise requires, the terms defined in this
Article II shall, for the purposes of this Agreement, have the meanings herein specified.

           "Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended from time to time.

           "Action" has the meaning set forth in Section 6.1(b).

           "Affiliate" means, with respect to a specified Person, (a) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities or other ownership interests of the specified Person, (b) any Person 10% or more of whose outstanding voting securities or other ownership interests are directly or indirectly owned, controlled or held with power to vote by the specified Person, (c) any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, (d) a partnership in which the specified Person is a general partner, (e) any officer or director of the specified Person, and (f) if the specified Person is an individual, any entity of which the specified Person is an officer, director or general partner.

           "Agreement" means this Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, modified, supplemented or restated from time to time.

           "Book Entry Interests" means a beneficial interest in the LP Certificates, ownership and transfers of which shall be made through book entries by a Clearing Agency as described in Section 10.4.

           "Business Day" means any day other than a day on which banking institutions in New York City are authorized or required by law to close.

           "Capital Account" has the meaning set forth in Section 3.3.

           "Certificate" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on October 2, 1995, and any and all amendments thereto and restatements thereof.

           "Clearing Agency" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Exchange Act that is acting as depository for the Preferred Securities and in whose name shall be registered a global LP Certificate and which shall undertake to effect book entry transfers and pledges of the Preferred Securities.

           "Clearing Agency Participant" means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book entry transfers and pledges of securities deposited with the Clearing Agency.

           "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section ((Sec.)) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

           "Covered Person" means any Partner, any Affiliate of a Partner or any officers, directors, shareholders, partners, members, employees, representatives or agents of a Partner or its respective Affiliates, or any employee or agent of the Partnership or its Affiliates or any Special Representative.

           "Definitive LP Certificates" has the meaning set forth in Section
10.4.

           "Dividends" means the distributions of income paid or payable to any Limited Partner who is a Preferred Security Holder pursuant to the terms of the Preferred

Securities held by such Limited Partner, including any interest payable in respect of arrearages.

           "DTC" means The Depository Trust Company, the initial Clearing
Agency.

           "Eligible Investment Account" means either (a) a segregated account with an Eligible Institution or (b) a segre- gated trust account with the corporate trust department of a depository institution organized under the laws of the Untied States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution shall have a credit rating from each Rating Agency in one of its generic rating categories which signifies investment grade.

           "Eligible Institution" means a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (1)(i) which has either (A) a long-term unsecured debt rating of AAA or better by S&P's and Aaa or better by Moody's or (B) a short-term unsecured debt rating or a certificate of deposit rating of A-1+ or better by S&P's and P-1 or better by Moody's and (ii) whose deposits are insured by the FDIC or (2)(i) the parent of which has a long-term or short-term unsecured debt rating which signifies investment grade and (ii) whose deposits are insured by the FDIC.

           "Eligible Investment" mean book-entry securities, negotiable instruments, cash or securities represented by instru- ments in bearer or registered form which evidence:

           (a) direct obligations of, and obligations fully guaranteed as to timely payment by, the Government of the United States of America;

           (b) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; PROVIDED, HOWEVER, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall have a credit rating from each of S&P's, Moody's and, if rated by Fitch, Fitch in the highest investment category granted thereby;

           (c) commercial paper having, at the time of the investment or contractual commitment to invest therein, a rating from each of S&P's, Moody's and, if rated by Fitch, Fitch in the highest investment rating category granted thereby;

           (d) investments in money market funds having a rating from each of S&P's and Moody's in the highest investment rating category granted thereby;

           (e) demand deposits, time deposits and certificates of deposit which are fully insured by the FDIC;

           (f) bankers' acceptances issued by any depository institution or trust company referred to in clause (b) above; or

           (g) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the Government of the Untied States of America or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) or (ii) a depository institution or trust company which is an Eligible Institution and the deposits of which are insured by the FDIC.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor legislation.

           "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

           "Fiscal Year" means (i) the period commencing upon the formation of the Partnership and ending on December 31, 1995, and (ii) any subsequent twelve
(12) month period commencing on January 1 and ending on December 31.

           "Fitch" means Fitch Investors Service, Inc. or any successor thereto.

           "General Partner" means Textron, in its capacity as general partner of the Partnership, and any additional or successor general partner in the Partnership admitted as a general partner of the Partnership pursuant to this Agreement.

           "Guarantee" means the Guarantee Agreement dated as of ____________, 1995 of Textron in respect of the Preferred Securities.

           "Holders" means, with respect to a series of Preferred Securities, Preferred Security Holders in whose name one or more LP Certificates representing Preferred Securities of such series are registered.

           "Indemnified Person" means the General Partner, any Special Representative, any Affiliate of the General Partner or any Special Representative or any officers, directors, shareholders, members, partners, employees, representatives or agents of the General Partner or any Special Representative, or any employee or agent of the Partnership or its Affiliates.

           "Indenture" means the Indenture, dated as of ___________, 1995, between Textron and The Chase Manhattan Bank, N.A., as Trustee, pursuant to which the Junior Subordinated Debentures are issued.

           "Initial Limited Partner" means Textron Holdings, Inc., a Delaware corporation.

           "Initial Preferred Limited Partners" means the Persons admitted as Limited Partners pursuant to Section 1.8(a) in connection with the initial issuance by the Partnership of Preferred Securities.

           "Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including, without limitation, its interest in the capital, profits, losses and distributions of the Partnership.

           "Junior Subordinated Debentures" means any series of debentures issued by Textron under the Indenture.

           "Limited Partner" means any Person who is admitted to the Partnership as a limited partner of the Partnership pursuant to the terms of this Agreement, including the Preferred Security Holders, in each such Person's capacity as a limited partner of the Partnership.

           "Liquidation Distribution" has the meaning set forth in the applicable Action relating to a series of Preferred Securities.

           "Liquidator" has the meaning set forth in Section 11.3.

           "Loss Carried Forward Amount" means as of the first day of any month for any series of Preferred Securities, an amount equal to the excess of (x) all Net Loss allocated to the Holders of such series of Preferred Securities from the date of issuance of such series of Preferred Securities through and including the day prior to the first day of such month pursuant to Section 4.1(b)(ii) over (y) the amount of Net Income allocated to the Holders of such series of Preferred Securities pursuant to Section 4.1(a)(ii) with respect to such period.

           "LP Certificate" means a certificate of partnership interest substantially in the form attached hereto as Annex A evidencing the Preferred Securities held by a Limited Partner.

           "Majority in liquidation preference of the Preferred Securities" means Holder(s) of a series of Preferred Securities or, as the context may require, Holder(s) of more than one series of Preferred Securities voting as a class, who are the record owners of Preferred Securities whose liquidation preference (including the stated preference amount that would be paid on redemption or maturity, plus accrued and unpaid dividends, whether or not declared, to the date upon which the voting percentages are determined) represents more than 50% of the above stated liquidation preference of all Preferred Securities of such series or, as applicable, multiple series.

           "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

           "Net Income" and "Net Loss", respectively, for any period means the income and loss, respectively, of the Partnership for such period as determined in accordance with the method of accounting followed by the Partnership for federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Partnership which are described in Code Section 705(a)(2)(B); provided, however, that any item allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

           "Partners" means the General Partner and the Limited Partners, collectively, where no distinction is required by the context in which the term is used.

           "Partnership" means the limited partnership heretofore formed and continued under and pursuant to this Agreement.

           "Partnership Distribution Account" has the meaning specified in
Section 3.6(b) of this Agreement.

           "Paying Agent" has the meaning set forth in Section 10.7.

           "Person" means any individual, corporation, limited liability company, association, partnership, trust or other entity.

           "Preferred Securities" means the limited partner interests in the Partnership described in Article VI.

           "Preferred Security Holder" has the meaning set forth in Section
10.3.

           "Preferred Security Beneficial Owner" means, with respect to a Book Entry Interest, a Person who is the beneficial owner of such Book Entry Interest, as reflected on the books of the Clearing Agency, or on the books of a Person maintaining an account with such Clearing Agency (directly as a Clearing Agency Participant or as an indirect participant, in each case in accordance with the rules of such Clearing Agency).

           "Pricing Agreement" means a Pricing Agreement between the Partnership and Textron relating to the issuance of the Preferred Securities.

           "Purchase Price" for any Preferred Security means the amount paid for such Preferred Security in the initial sale by the Partnership of such Preferred Security.

           "Rating Agencies" means Fitch, Moody's and S&P.

           "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor legislation.

           "Special Representative" means a special representative of the Partnership and the Holders elected or appointed in accordance with the applicable Action relating to a series of Preferred Securities.

           "S&P" means Standard & Poor's Ratings Group or any successor thereof.

           "Tax Matters Partner" means the General Partner designated as such in
Section 9.9 hereof.

           "10% in liquidation preference of the Preferred Securities" means Holder(s) of a series of Preferred Securities or, as the context may require, Holder(s) of more than one series of Preferred Securities voting as a class, who are the record owners of Preferred Securities whose liquidation preference (including the stated preference amount that would be paid on redemption or maturity, plus accrued and unpaid dividends, whether or not declared, to the date upon which the voting percentages are determined) represents more than 10% of the above stated liquidation preference of all Preferred Securities of such series or, as applicable, multiple series.

           "Textron" has the meaning set forth in the forepart of this Agreement.

           "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

           "Trustee" means The Chase Manhattan Bank, N.A., the Trustee under the Indenture.

           "Underwriting Agreement" means an Underwriting Agreement, among the Partnership and the underwriters named therein relating to the issuance of the Preferred Securities.


                                   ARTICLE III
               CAPITAL CONTRIBUTIONS, REPRESENTATION OF PREFERRED
                  SECURITY HOLDER'S INTEREST; CAPITAL ACCOUNTS

Section 3.1    Capital Contributions.

           (a) The General Partner has, on or prior to the date hereof, contributed an aggregate of $3.00 to the capital of the Partnership, which amount is equal to at least 3% of the total capital contributions to the Partnership on the date hereof, after taking into account the contribution of the Initial Limited Partner referred to in paragraph (b) of this Section 3.1. Subject to Section 4.1(c), the General Partner shall from time to time make such additional capital contributions as are necessary to maintain its Capital Account balance at least equal to 3% of the aggregate positive Capital Account balances of all Partners.

           (b) The Initial Limited Partner has, prior to the date hereof, contributed the amount of $97.00 to the capital of the Partnership which amount is being returned to the Initial Limited Partner.

           (c) With respect to each of the Initial Preferred Limited Partners, there shall be contributed to the capital of the Partnership the amount of the Purchase Price for the Preferred Securities acquired by it (such amount being such Person's capital contribution to the Partnership).

           (d) With respect to each Person (other than the Initial Preferred Limited Partners) who is issued a Preferred Security by the Partnership after the date hereof in connection with the initial issuance by the Partnership of such Preferred Security, there shall be contributed to the capital of the Partnership an amount equal to the Purchase Price for such Preferred Security (such amount being such Person's capital contribution to the Partnership).

           (e) No Limited Partner shall at any time be required to make any additional capital contributions to the Partnership.

Section 3.2 Preferred Security Holder's Interest Represented by Preferred Securities.

           A Preferred Security Holder's interest in the Partnership shall be represented by the Preferred Securities held by such Preferred Security Holder. Each Preferred Security Holder's respective Preferred Securities shall be set forth on the books and records of the Partnership. Each Partner, including a Preferred Security Holder, hereby agrees that its interest in the Partnership and in its Preferred Securities shall for all purposes be personal property. No Partner, including a Preferred Security Holder, shall have an interest in specific Partnership property.

Section 3.3    Capital Accounts.

           An individual capital account (a "Capital Account") shall be established and maintained on the books of the Partnership for each Partner in compliance with Treasury Regulation (Sec.)1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Capital Account will be credited with the capital contributions made and the profits allocated to such Partner (or predecessor in interest) and debited by the distributions made and losses allocated to such Partner (or predecessor in interest).

Section 3.4    Interest on Capital Contributions.

           No Partner shall be entitled to interest on or with respect to any capital contribution to the Partnership.

Section 3.5    Withdrawal and Return of Capital Contributions.

           No Partner shall be entitled to withdraw any part of such Partner's capital contribution to the Partnership or to receive any distributions from the Partnership, except as provided in this Agreement.

Section 3.6    Investment Of Capital Contributions.

           The General Partner shall establish and maintain in the name of the Partnership an Eligible Investment Account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Partners. On each Closing Date, the General Partner shall deposit from the proceeds of the aggregate capital contributions received from the Partners an amount equal to at least 1% of such aggregate capital contributions into the Eligible Investment Account. On the first Closing Date, the amount deposited by the General Partner shall equal $_____.

           Funds on deposit in the Eligible Investment Account shall be invested by the General Partner; PROVIDED, HOWEVER, it is understood and agreed that the General Partner shall not be liable for any loss arising from such investment in Eligible Investments; PROVIDED FURTHER that none of the funds deposited in the Eligible Investment Account shall be invested in an Eligible Investment or Eligible Investments issued by the General Partner or an Affiliate thereof for a period of five years following the Closing Date. All such Eligible Investments shall be held by the General Partner for the benefit of the Partnership, provided, however, that on the day preceding each Dividend Payment Date all interest and other investment income (net of losses and investment expenses) on funds on deposit in the Eligible Investment Account shall be deposited into the Partnership account maintained by the Partnership for receipt of income on the Subordinated Debentures (the "Partnership Distribution Account") and shall constitute a portion of the Partnership's Net

Income eligible for distribution to the Partners. Funds on deposit in the Eligible Investment Account shall be invested in Eligible Investments that will mature prior to the next succeeding Dividend Payment Date.


                                   ARTICLE IV
                                   ALLOCATIONS

Section 4.1    Profits and Losses.

           Except as provided in Section 4.2,

           (a) the Partnership's Net Income for each month shall be allocated as follows:

                (i) First, to the Holders of each series of Preferred Securities as of the record date in such month for the payment of Dividends on such series of Preferred Securities in an amount equal to the excess of (x) all Dividends accrued on such series of Preferred Securities (in accordance with the Action creating such series) from their date of issuance through and including the close of such month over (y) the amount of Net Income allocated to the Holders of such series of Preferred Securities pursuant to this Section 4.1(a)(i) in all prior months; provided, however, that (A) as to any series of Preferred Securities as to which Dividends are not cumulative, no Dividend shall be deemed to accrue until the Partnership has actually paid (or set aside money to pay) such Dividend and (B) Dividends as to Preferred Securities that are cumulative and are not payable at the end of each month shall be deemed to accrue in a manner consistent with the Action creating such Preferred Securities. Amounts allocated to all Holders of any series of Preferred Securities shall be allocated among such Holders in proportion to the number of Preferred Securities of such series held by such Holders.

                (ii) Second, to the Holders of each series of Preferred Securities up to an amount equal to the Loss Carried Forward Amount for such series as of the first day of such month. Amounts allocated to all Holders of any series of Preferred Securities shall be allocated among such Holders in pro-
         portion to the number of Preferred Securities of such series held by such Holders.

                          (iii) Any remaining Net Income shall be allocated to the General Partner.

                 (b) The Partnership's Net Loss for any calendar month shall be allocated as follows:

                          (i) First, to the General Partner until the General Partner's Capital Account is reduced to zero; provided, however, that the aggregate amount of Net Losses allocated to the General partner pursuant to this Section 4.1(b)(i) shall not exceed the sum of 3% of the total capital contributions of all Partners plus the aggregate Net Income allocated to the General Partner pursuant to this
         Section 4.1.

                          (ii) Second, to the Holders of each series of Preferred Securities in proportion to the aggregate Capital Account balances of the Holders of such series of Preferred Securities (calculated taking into account only contributions, distributions and allocations related to such series), until the Capital Account balances of such Holders are reduced to zero; provided, however, that the General Partner shall make appropriate adjustments in these allocations, in accordance with Section 4.1(c) with respect to any Preferred Securities as to which Net Income has been allocated with respect to Dividends that accrued but were not paid. Amounts allocated to the Holders of any series of Preferred Securities shall be allocated among such Holders in proportion to the number of Preferred Securities of such series held by such Holders.

                          (iii) Any remaining Net Loss shall be allocated to the General Partner.

                 (c) The General Partner shall make such changes to the allocations in Sections 4.1(a) and 4.1(b) in the year of the Partnership's liquidation as it deems reasonably necessary so that amounts distributed to the Preferred Security Holders in such year in accordance with Section 11.4(a)(ii) shall equal their Liquidation Distributions; provided, however, that no allocation pursuant to this Section 4.1(c) may result in the General

Partner being required to make any capital contributions pursuant to Section
3.1.

Section 4.2      Other Allocation Provisions.

                 (a) For purposes of determining the profits, losses or any other items allocable to any period, profits, losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any method that is permissible under (Sec.)704 of the Code and the Treasury Regulations.

                 (b) The partners are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Partnership income and loss for income tax purposes.

                 (c) Notwithstanding anything to the contrary that may be expressed or implied in this Article IV, the interest of the General Partner in each item of income, gain, loss, deduction and credit will be equal to at least
(i) at any time that aggregate capital contributions to the Partnership are equal to or less than $50,000,000, 1% of each such item and (ii) at any time that aggregate capital contributions to the Partnership are greater than $50,000,000, 1% multiplied by a fraction (not exceeding one and not less than 0.2), the numerator of which is $50,000,000 and the denominator of which is the lesser of the aggregate Capital Account balances of the Capital Accounts of all Partners at such time and the aggregate capital contributions to the Partnership of all Partners at such time, of such item.

                 (d) (i) If during any taxable year, a Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in the Partner's Adjusted Capital Account (as defined below), there shall be allocated to the Partner items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for such year) in an amount and manner sufficient to eliminate such deficit. The foregoing is intended to be a "qualified income offset" provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation.

                 A Partner's "Adjusted Capital Account" at any time shall equal the Partner's Capital Account at such time (x) increased by the sum of
         (A) the amount of the Partner's share of Partnership minimum gain (as defined in Treasury Regulations Section 1.704-2(g)(1) and (3)) and (B) the amount of the Partner's share of the minimum gain attributable to a "partner nonrecourse debt" (as defined in Treasury Regulations
         Section 1.704-2(i)(5)) and (y) decreased by reasonably expected adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

                 (ii) While this Agreement does not provide certain provisions required by Treasury Regulations Sections 1.704-1(b) and 1.704-2 because those provisions apply to transactions that are not expected to occur, the Partners intend that the allocations under Section 4.1 conform to Regulations (Sec.)1.704-1(b) and 1.704-2 (including, without limitation, the minimum gain chargeback, chargeback of partner nonrecourse debt minimum gain and partner nonrecourse debt provisions of such Regulation), and the General Partner shall make such changes in the allocations under Section 4.1 as it believes are reasonably necessary to meet the requirements of such Treasury Regulations.

                 (e) Solely for the purpose of adjusting the Capital Accounts of the Partners, and not for tax purposes, if any property is distributed in kind to any Partner, the difference between its fair market value and its book value at the time of distribution shall be treated as gain or loss recognized by the partnership and allocated pursuant to the provisions of Section 4.1; provided, however, that Net Income and Net Loss allocated as a result of the distribution of any series of Junior Subordinated Debentures to the Holders of any series of Preferred Securities or to the General Partner (or both) shall be allocated to the Partner receiving the Junior Subordinated Debentures in proportion to the amount of Junior Subordinated Debentures distributed to them. For this purpose, the fair market value of any property shall be determined by the General Partner in its sole discretion, provided, however, that the value of any Subordinated Debenture shall at all times be treated as equal to the value of any Preferred Security if the interest rate on and principal amount of the Subordinated Debenture is the same as the Dividend payable on and the liquidation preference with respect to the Preferred Security.

                 (f) Any income, gain or loss resulting from purchase, ownership or disposition of Eligible Investments shall be allocated entirely to the General Partner.

Section 4.3      Allocations for Income Tax Purposes.

                 The income, gains, losses, deductions and credits of the Partnership shall be allocated in the same manner as the items entering into the computation of Net Income and Net Loss were allocated under Sections 4.1 and 4.2; provided, however, that solely for federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any property properly carried on the Partnership's books at a value other than the tax basis of such property shall be allocated in a manner determined in the General Partner's discretion, so as to take into account (consistently with Code Section 704(c) principles) the difference between such property's book value and its tax basis.

Section 4.4      Withholding.

                 The partnership shall comply with withholding requirements under federal, state and local law and shall remit amounts withheld to and file required forms with applicable jurisdictions. To the extent that the Partnership is required to withhold and pay over any amounts to such authority with respect to distributions or allocations to any Partner, the amount withheld shall be deemed to be a distribution in the amount of the withholding to the Partner. In the event of any claimed overwithholding, Partners shall be limited to an action against the applicable jurisdiction. If the amount withheld was not withheld from actual distributions, the Partnership may reduce subsequent distributions by the amount of such withholding. Each Partner agrees to furnish the Partnership with any representations and forms as shall reasonably be requested by the Partnership to assist it in determining the extent of, and in fulfilling, its withholding obligations.


                                   ARTICLE V
                                   DIVIDENDS

Section 5.1      Dividends.

                 (a) Limited Partners shall receive periodic Dividends, if any, redemption payments and liquidation distributions in accordance with the applicable terms of the Preferred Securities. The General Partner shall determine whether and when Dividends shall be payable, and shall give notice of any determination to pay Dividends ("Declaration") to all Limited Partners of record as of the record date for such payments of Dividends; provided, however, that if and to the extent Textron does make interest payments on the Junior Subordinated Debentures, the General Partner shall, to the extent funds are legally available therefor, declare dividends on the Preferred Securities. Subject to the rights of the Preferred Securities, all remaining cash shall be distributed to the General Partner at such time as the General Partner shall determine.

                 (b) Net interest and investment income from funds on deposit in the Eligible Investment Account that is transferred into the Partnership Distribution Account shall be considered funds available for the payment of Dividends; provided, however, that the principal amount of Eligible Investments shall not be available as distributions as Dividends or otherwise except in connection with a liquidating distribution pursuant to Section 11.4 of this Agreement.

Section 5.2      Limitations on Distributions.

                 Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate
Section 17-607 of the Act or other applicable law.

                                   ARTICLE VI
                        ISSUANCE OF PREFERRED SECURITIES

Section 6.1      General Provisions Regarding Preferred Securities.

                 (a) The aggregate number of Preferred Securities which the Partnership shall have authority to issue is unlimited.

                 (b) The General Partner on behalf of the Partnership is authorized to issue from time to time limited partner interests in the Partnership (the "Preferred Securities") in one or more series having such designations, rights, privileges, restrictions, preferences and other terms and provisions as may from time to time be established in a written action or actions (each, an "Action") of the General Partner providing for the issue of such series. In connection with the foregoing, the General Partner is expressly authorized, prior to issuance, to set forth in an Action or Actions providing for the issue of such series, the following:

                 (i) the distinctive designation of such series which shall distinguish it from other series;

                 (ii) the number of Preferred Securities included in such series which number may be increased or decreased from time to time unless otherwise provided by the General Partner in creating the series;

                 (iii) the annual Dividend rate (or method of determining such rate) for Preferred Securities of such series and the date or dates upon which such Dividends shall be payable, provided, however, Dividends on any series of Preferred Securities shall be payable, if and to the extent determined to be so payable by the General Partner, on a monthly basis to Holders of such series of Preferred Securities as of a record date in the month during which such series of Preferred Securities are outstanding;

                 (iv) whether Dividends on the Preferred Securities of such series shall be cumulative, and, in the case of Preferred Securities of any series having cumulative Dividend rights, the date or dates or method of determining the date or dates from which Dividends on the Preferred Securities of such series shall be cumulative;

                 (v) the amount or amounts which shall be paid out of the assets of the Partnership to the Holders of the Preferred Securities of such series upon voluntary or involuntary dissolution, winding up or liquidation of the Partnership;

                 (vi) the price or prices at which, the period or periods within which, and the terms and conditions upon which, the Preferred Securities of such series may be redeemed or purchased, in whole or in part, at the option of the Partnership or the General Partner;

                 (vii) the obligation, if any, of the Partnership to purchase or redeem Preferred Securities of such series and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the Preferred Securities of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

                 (viii) the voting rights, if any, of the Preferred Securities of such series in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the Holders of Preferred Securities, or of the Preferred Securities of one or more series, or of both, as a condition to specified action or amendments to this Agreement; and

                 (ix) any other relative rights, powers, preferences or limitations of the Preferred Securities of the series not inconsistent with this Agreement or with applicable law.

                 (c) In connection with the foregoing and without limiting the generality thereof, the General Partner is hereby expressly authorized, without the vote or approval of any Preferred Security Holder, (i) to take any Action to create under the provisions of this Agreement a series of Preferred Securities that was not previously outstanding and (ii) to admit Preferred Security Holders as limited partners of the Partnership. Without the vote or approval of any Preferred Security Holder, the General Partner may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the issue from time to time of Preferred Securities in one or more series as shall be necessary, convenient or desirable to reflect the issue of such series. The General Partner shall do all things it deems to be appropriate or necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or permissible in connection with any future issuance, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any securities exchange.

                 (d) Any action or actions taken by the General Partner pursuant to the provisions of this Section 6.1 shall be deemed an amendment and supplement to and part of this Agreement.

                 (e) The payment of Dividends and payments on dissolution of the Partnership or on redemption in respect of Preferred Securities shall be guaranteed by Textron pursuant to and to the extent set forth in the Guarantee. The Preferred Security Holders hereby authorize the General Partner to hold the Guarantee on behalf of the Preferred Security Holders. In the event of the appointment of a Special Representative to, among other things, enforce the Guarantee, the Special Representative may take possession of the Guarantee for such purpose. If no Special Representative has been appointed to enforce the Guarantee, the General Partner has the right to enforce the Guarantee on behalf of the Preferred Security Holders. The Holders of not less than a Majority in liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Guarantee including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Guarantee as above provided, a Preferred Security Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Partnership or any other Person.
The Preferred Security Holders, by acceptance of such Preferred Securities, thereby agree to the subordination provisions and other terms of the Guarantee.

                 (f) The proceeds received by the Partnership from the issuance of any series of Preferred Securities, together with the proceeds of any capital contribution of the General Partner made at the time of such issuance, but less any amounts deposited by the General Partner in the Eligible Investment Account pursuant to Section 3,6(a),shall be invested by the Partnership in Junior Subordinated Debentures with (A) an aggregate principal amount equal to such aggregate proceeds and (B) an interest rate equal to the Dividend rate of such series of Preferred Securities.

                 (g) So long as any series of Junior Subordinated Debentures are held by the Partnership, the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series, (ii) waive any past default which is waivable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures of such series shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture without, in each case, obtaining the prior approval of the Holders of at least a Majority in liquidation preference of all series of Preferred Securities who could be affected thereby if their Preferred Securities were to be exchanged for Junior Subordinated Debentures, acting as a single class; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the General Partner without the prior consent of each Holder of all series of Preferred Securities affected thereby if its Preferred Securities were to be exchanged for Junior Subordinated Debentures. The General Partner shall not revoke any action previously authorized or approved by a vote of the Holders of any series of Preferred Securities who would be affected thereby if their Preferred Securities were to be exchanged for Junior Subordinated Debentures. The General Partner shall notify all Holders of any series of Preferred Securities of any notice of default received from the Trustee with respect to the related series of Junior Subordinated Debentures.

                 (h) The Partnership may not issue any limited partner interests in the Partnership (including, without limitation, any series of Preferred Securities), unless such series of Preferred Securities ranks pari passu with each other series of Preferred Securities then outstanding as regards (A) participation in profits and Dividends of the Partnership and (B) participation in the assets of the Partnership. All Preferred Securities shall rank senior to the General Partner's Interest in respect of the right to receive Dividends and the right to receive payments out of the assets of the Partnership upon voluntary or involuntary dissolution, winding up or termination of the Partnership. All Preferred Securities redeemed, purchased or otherwise acquired by the Partnership (including Preferred Securities surrendered for conversion or exchange) shall be canceled.

                 (i) No Holder of a Preferred Security shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of Preferred Securities of any class whatsoever, or of securities convertible into any Preferred Securities of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of a Dividend.


                                  ARTICLE VII
                     BOOKS OF ACCOUNT, RECORDS AND REPORTS

Section 7.1      Books and Records.

                 (a) Proper and Complete records and books of account of the Partnership shall be kept by the General Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership's business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including a Capital Account for each Partner. The books and records of the Partnership, together with a copy of this agreement and a certified copy of the Certificate, shall at all times be maintained at the principal office of the Partnership and shall be open to the inspection and examination of any Limited Partner or its duly authorized representative for any purpose reasonably related to its Interest during reasonable business hours.

                 (b) Notwithstanding any other provision of this Agreement, the General Partner may, to the maximum extent permitted by applicable law, keep confidential from the Partners any information the disclosure of which the General Partner reasonably believes is not in the best interests of the Partnership or is adverse to the interests of the Partnership or which the Partnership or the General Partner is required by law or by an agreement with any Person to keep confidential.

                 (c) Within three months after the close of each Fiscal Year, the General Partner shall transmit to each Partner, a statement indicating such Partner's share of each item of Partnership income, gain, loss, deduction or credit for such Fiscal Year for federal income tax purposes.

Section 7.2      Accounting Method.

                 For both financial and tax reporting purposes and for purposes of determining profits and losses, the books and records of the Partnership shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership's business.


                                  ARTICLE VIII
                POWERS, RIGHTS AND DUTIES OF THE LIMITED PARTNER

Section 8.1      Limitations.

                 The Limited Partners shall not participate in the management or control of the Partnership's business, property or other assets nor shall the Limited Partners transact any business for the Partnership, nor shall the Limited Partners have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner. The Limited Partners shall have such rights as are set forth herein, including any Action, and as are set forth in the Guarantee and the

Indenture. The Limited Partners shall have no interest in the properties or assets of the General Partner, or any equity therein, or in any proceeds of any sales thereof (which sales shall not be restricted in any respect), by virtue of acquiring or owning an Interest.

Section 8.2      Liability.

                 Subject to the provisions of the Act, no Limited Partner shall be liable for the repayment, satisfaction or discharge of any debts or other obligations of the Partnership in excess of the Capital Account balance of such Limited Partner.

Section 8.3      Priority.

                 No Limited Partner shall have priority over any other Limited Partner as to Partnership allocations or distributions.


                                   ARTICLE IX
                POWER, RIGHTS AND DUTIES OF THE LIMITED PARTNERS

Section 9.1      Authority.

                 Subject to the limitations provided in this Agreement, the General Partner shall have exclusive and complete authority and discretion to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership. Any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner acting on behalf of the Partnership, no Person shall be required to inquire into the authority of the General Partner to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.

Section 9.2      Powers and Duties of General Partner.

                 Except as otherwise specifically provided herein, the General Partner shall have all rights and powers of a general partner under the Act, and shall have all authority, rights and powers in the management of the Partnership business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement, including by way of illustration but not by way of limitation, the following:

                 (a) to secure the necessary goods and services required in performing the General Partner's duties for the Partnership;

                 (b) to exercise all powers of the Partnership, on behalf of the Partnership, in connection with enforcing the Partnership's rights and interest under the Junior Subordinated Debentures and the Guarantee;

                 (c) to issue Preferred Securities, and series thereof, in accordance with this Agreement;

                 (d) to establish a record date with respect to all actions to be taken hereunder that require a record date be established, including with respect to Dividends and voting rights and to make determinations as to the payment of Dividends, and make all other required payments to Preferred Security Holders and to the General Partner as the Partnership's paying agent;

                 (e) to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

                 (f) to bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Partnership;

                 (g) to deposit, withdraw, invest, pay, retain and distribute the Partnership's funds in a manner consistent with the provisions of this Agreement;

                 (h) to take all action which may be necessary or appropriate for the preservation and the continuation of the Partnership's valid existence, rights, franchises and privileges as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited

         Partners or to enable the Partnership to conduct the business in which it is engaged;

                 (i) to take all action not inconsistent with applicable law, the Certificate or this Agreement as long as such action does not adversely affect the interests of the Preferred Security Holders, necessary to conduct its affairs and to operate the Partnership in such a way that the Partnership would not be deemed an "investment company" required to be registered under the Investment Company Act of 1940 or taxed as a corporation for federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of Textron for federal income tax purposes;

                 (j) to cause the Partnership to enter into and perform from time to time, on behalf of the Partnership, one or more Underwriting Agreements and one or more Pricing Agreements providing for the sale of Preferred Securities and to cause the Partnership to purchase the Junior Subordinated Debentures without any further act, vote or approval of any Partner; and

                 (k) to execute and deliver any and all documents or instruments, perform all duties and powers and do all things for and on behalf of the Partnership in all matters necessary, desirable, convenient or incidental to the foregoing.

Section 9.3      Liability.

                 Except as expressly set forth in this Agreement, (a) the General Partner shall not be personally liable for the return of any portion of the capital contributions (or any return thereon) of the Limited Partners; (b) the return of such capital contributions (or any return thereon) shall be made solely from assets of the Partnership; and (c) the General Partner shall not be required to pay to the Partnership or to any Limited Partner any deficit in any Limited Partner's Capital Account upon dissolution or otherwise.

Section 9.4      Exculpation.

                 (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Partnership and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such acts or omissions.

                 (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

Section 9.5      Fiduciary Duty.

                 (a) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any other Covered Person, an Indemnified Person acting under this Agreement shall not be liable to the Partnership or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

                 (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that an indemnified Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Partnership or any Partner, the Indemnified Person shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable, generally accepted accounting practices or principles. In the absence of bad faith by the Indemnified Person, the resolution, action or term so made, taken or provided by the Indemnified Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Indemnified Person at law or in equity or otherwise.

                 (c) Whenever in this Agreement an Indemnified Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority, the Indemnified Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person, or (ii) in its "good faith" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or by applicable law.

Section 9.6      Indemnification.

         (a) The Partnership shall indemnify, to the full extent permitted by law, any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Partnership) by reason of the fact that he is or was an Indemnified Person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) The Partnership shall indemnify, to the full extent permitted by law, any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Partnership to procure a judgment in its favor by reason of the fact that he is or was an Indemnified Person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Partnership and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Indemnified Person shall have been adjudged to be liable to the Partnership unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

         (c) To the extent that a Indemnified Person shall be successful on the merits or otherwise (including dismissal of an action without prejudice or the settlement of an action without admission of liability) in defense of any action, suit or proceeding referred to in paragraphs (i) and (ii) of this
Section 9.6, or in defense of any claim, issue or matter therein, he shall be indemnified, to the full extent permitted by law, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d)     Any indemnification under paragraphs (a) and (b) of this
Section 9.6 (unless ordered by a court) shall be made by the Partnership only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (i) and (ii). Such determination shall be made (1) by the General Partner or (2) by independent legal counsel in a written opinion.

         (e) Expenses (including attorneys' fees) incurred by an Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 9.6 shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemni- fied by the Partnership as authorized in this Section 9.6. Notwithstanding the foregoing, no advance shall be made by the Partnership if a determination is reasonably and promptly made by the General Partner or by independent legal counsel in a written opinion, that, based upon the facts known to the General Partner or counsel at the time such determination is made, such Indemnified Person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Partnership, or, with respect to any criminal proceeding, that such Indemnified Person believed or had reasonable cause to believe his conduct was unlawful. In no event shall any advance be made in instances where the General Partner or independent legal counsel reasonably determine that such person deliberately breached his duty to the Partnership, the General Partner or the Preferred Security Holders.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Section 9.6 shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any agreement, vote of Preferred Security Holders of the Partnership or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. All rights to indemnification under this Section 9.6 shall be deemed to be provided by a con-tract between the Partnership and each Indemnified Person who serves in such capacity at any time while this Section 9.6 is in effect. Any repeal or modification of this Section 9.6 shall not affect any rights or obligations then existing.

         (g) The Partnership may purchase and maintain insurance on behalf of any person who is or was a Indemnified Person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Partnership would have the power to indemnify him against such liability under the provisions of this Section 9.6.

         (h) For purposes of this Section 9.6, references to "the Partnership" shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer or employee of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another entity, shall stand in the same position under the provisions of this Section
9.6 with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.

         (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 9.6 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 9.7      Outside Businesses.

                 Any Covered Person may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Partnership, and the Partnership and the Partners shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom and the pursuit of any such venture, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. No Covered Person shall be obli-gated to present any particular investment or other opportunity to the Partnership even if such opportunity is of a character that, if presented to the Partnership, could be taken by the Partnership, and any Covered Person shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment or other opportunity.

Section 9.8      Limits on General Partner's Powers.

                 Anything in this Agreement to the contrary notwithstanding, the General Partner shall not cause or permit the Partnership to

                 (a) acquire any assets other than as expressly provided herein;

                 (b) possess Partnership property for other than a Partnership purpose;

                 (c) admit a Person as a partner of the Partnership, except as expressly provided in this Agreement;

                 (d) make any loans to the General Partner or its Affiliates, other than loans represented by the Junior Subordinated Debentures or other similar debt instruments of Textron;

                 (e) perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

                 (f) engage in any activity that is not consistent with the purposes of the Partnership, as set forth in Section 1.3;

                 (g)      confess a judgment against the Partnership;

                 (h) without the written consent of a Majority in liquidation preference of the outstanding Preferred Securities, have an order for relief entered with respect to the Partnership or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of the Partnership's property, or make any assignment for the benefit of creditors of the Partnership; it being understood that nothing in this paragraph (h) is to affect the ability of the Partnership to dissolve pursuant to this Agreement; or

                 (i) subject to Section 1.3, borrow money or become liable for the borrowings of any third party or engage in any financial or other trade or business.

Section 9.9      Tax Matters Partner.

                 (a) For purposes of Code Section 6231(a)(7), the "Tax Matters Partner" shall be Textron as long as it remains the general partner of the Partnership. The Tax Matters Partner shall keep the Limited Partners fully informed of any inquiry, examination or proceeding.

                 (b) The General Partner shall not make an election in accordance with (Sec.)754 of the Code.

                 (c) The General Partner and the Preferred Security Holders acknowledge that they intend, for U.S. federal income tax purposes, that the Partnership shall be treated as a partnership and that the General Partner and the Preferred Security Holders shall be treated as partners of the Partnership for such purposes.

Section 9.10     Expenses.

                 (a) The General Partner shall pay for all, and the Partnership shall not be obligated to pay, directly or indirectly, for any, costs and expenses of the Partnership (including, but not limited to, costs and expenses relating to the organization of, and offering of Limited partner interests in, the Partnership and costs and expenses relating to the operation of the Partnership, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services and computing or accounting equipment, paying agent(s) or registrar(s), transfer agent(s), duplicating, travel and telephone and costs and expenses incurred in connection with the acquisition, financing, and disposition of Partnership assets).

                 (b) The General Partner will pay any and all taxes (other than United States withholding taxes) and all liabilities, costs and expenses with respect to such taxes of the Partnership.


                                   ARTICLE X
                       TRANSFERS OF INTERESTS BY PARTNERS

Section 10.1     Transfer of Interests.

                 (a) Preferred Securities shall be freely transferable by a Preferred Security Holder.

                 (b) The General Partner may not assign its interest in the Partnership in whole or in part under any circumstances except to a successor of Textron as permitted under the Indenture. The admission of such successor as a general partner of the Partnership shall be effective upon the filing of an amendment to the Certificate with the Secretary of State of the State of Delaware which indicates that such successor has been admitted as a general partner in the Partnership. If the General Partner assigns its entire Interest to a successor of Textron as permitted under the Indenture, the General Partner shall cease to be a general partner in the Partnership simultaneously with the admission of the successor as a general partner in the Partnership. Any such successor general partner in the Partnership is hereby authorized to and shall continue the business of the Partnership without dissolution.

                 (c) No Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Agreement. Any transfer or purported transfer of any Interest not made in accordance with this Agreement shall be null and void.

Section 10.2     Transfer of LP Certificates.

                 The General Partner shall provide for the registration of LP Certificates and of transfers of LP Certificates. Upon surrender for registration of transfer of any LP Certificate, the General Partner shall cause one or more new LP Certificates to be issued in the name of the designated transferee or transferees. Every LP Certificate surrendered for registration of transfer shall be accompanied by a written instrument of transfer in form satisfactory to the General Partner duly executed by the Preferred Security Holder or such Holder's attorney duly authorized in writing. Each LP Certificate surrendered for registration of transfer shall be canceled by the General Partner. A transferee of an LP Certificate shall be admitted to the Partnership as a Limited Partner and shall be entitled to the rights and subject to the obligations of a Preferred Security Holder hereunder upon the receipt by such transferee of an LP Certificate. By acceptance of an LP Certificate, each transferee shall be deemed to have requested admission as a Limited Partner and to have agreed to be bound by this Agreement. The transferor of an LP Certificate, in whole, shall cease to be a Limited Partner at the time that the transferee of such LP Certificate is admitted to the Partnership as a Limited Partner in accordance with this Section 10.2.

Section 10.3     Persons Deemed Preferred Security Holders.

                 The Partnership may treat the Person in whose name any LP Certificate shall be registered on the books and records of the Partnership as the sole holder of such LP Certificate and of the Preferred Securities represented by such L.P Certificate (the "Preferred Security Holder") for purposes of receiving Dividends and for all other purposes whatsoever and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such LP Certificate or in the Preferred Securities represented by such LP Certificate on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof.

Section 10.4     Book Entry Interests.

                 Unless otherwise specified in the Action with respect to any series of Preferred Securities, the LP Certificates, on original issuance, will be issued in the form of a global LP Certificate or LP Certificates representing the Book Entry Interests, to be delivered to DTC, the initial Clearing Agency, by, or on behalf of, the Partnership. Such LP Certificate or LP Certificates shall initially be registered on the books and records of the Partnership in the name of Cede & Co., the nominee of DTC, and no Preferred Security Beneficial Owner will receive a definitive LP Certificate representing such Preferred Security Beneficial Owner's interests in such LP Certificate, except as provided in Section 10.7. Unless and until definitive, fully registered LP Certificates (the "Definitive LP Certificates") have been issued to the Preferred Security Beneficial Owners pursuant to Section 10.7:

                 (i) The provisions of this Section shall be in full force and effect;

                 (ii) The Partnership and the General Partner shall be entitled to deal with the Clearing Agency for all purposes of this Agreement (including the payment of Dividends on the LP Certificates and receiving approvals, votes or consents hereunder) as the Preferred Security Holder and the sole holder of the LP Certificates and shall have no obligation to the Preferred Security Beneficial Owners;

                 (iii) To the extent that the provisions of this Section conflict with any other provisions of this Agreement, the provisions of this Section shall control; and

                 (iv) The rights of the Preferred Security Beneficial Owners shall be exercised only through the Clearing Agency and shall be limited to those established by law and agreements between such Preferred Security Beneficial Owners and the Clearing Agency and/or the Clearing Agency Participants. DTC will make book entry transfers among the Clearing Agency Participants and receive and transmit payments of Dividends on the LP Certificates to such Clearing Agency Participants.

Section 10.5     Notices to Clearing Agency.

                 Whenever a notice or other communication to the Preferred Security Holders is required under this Agreement, unless and until Definitive LP Certificates shall have been issued to the Preferred Security Beneficial Owners pursuant to Section 10.7, the General Partner shall give all such notices and communications specified herein to be given to the Preferred Security Holders to the Clearing Agency, and shall have no obligations to the Preferred Security Beneficial Owners.

Section 10.6     Appointment of Successor Clearing Agency.

                 If any Clearing Agency elects to discontinue its services as securities depository with respect to the Preferred Securities, the General Partner may, in its sole discretion, appoint a successor Clearing Agency with respect to the Preferred Securities.

Section 10.7     Definitive LP Certificates; Appointment of Paying Agent(s).

                 If (i) a Clearing Agency elects to discontinue its services as securities depository with respect to the Preferred Securities and a successor Clearing Agency is not appointed within 90 days after such discontinuance pursuant to Section 10.6 or (ii) the Partnership elects to terminate the book entry system through the Clearing Agency, then (a) Definitive LP Certificates shall be prepared by the Partnership and (b) the General Partner shall authorize one or more Persons (each, a "Paying Agent") to pay Dividends, redemption payments or liquidation payments on behalf of the Partnership with respect to the Preferred Securities. Upon surrender of the global LP Certificate or LP Certificates representing the Book Entry Interests by the Clearing Agency, accompanied by registration instructions, the General Partner shall cause Definitive LP Certificates to be delivered to Preferred Security Beneficial Owners in accordance with the instructions of the Clearing Agency. Neither the General Partner nor the Partnership shall be liable for any delay in delivery of such instructions and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Any Person receiving a Definitive LP Certificate in accordance with this Article X shall be admitted to the Partnership as a Limited Partner upon receipt of such Definitive LP Certificate and shall be registered on the books and records of the Partnership as a Preferred Security Holder. The Clearing Agency or the nominee of the Clearing Agency, as the case may be, shall cease to be a Limited Partner under this Section 10.7 at the time that at least one additional Person is admitted to the Partnership as a Limited Partner in accordance with this Section 10.7. The Definitive LP Certificates shall be printed, lithographed or en-graved or may be produced in any other manner as is reasonably acceptable to the General Partner, as evidenced by its execution thereof.


                                   ARTICLE XI
                    WITHDRAWAL, DISSOLUTION, LIQUIDATION AND
                             DISTRIBUTION OF ASSETS

Section 11.1     Withdrawal of Partners.

                 Subject to the further provisions of this Section 11.1 and except as provided in Article X, no Partner shall at any time withdraw from the Partnership. Any Partner withdrawing in contravention of this Section 11.1 shall indemnify, defend and hold harmless the Partnership and the other Partners from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Partnership or such other Partners arising out of or resulting from such withdrawal. No permitted transfer of all or any portion of a Partner's Interest in the Partnership, in accordance with
Article X shall constitute a withdrawal in violation of this Section 11.1. Further, the withdrawal of a Holder in connection with the redemption of its entire Interest in the Partnership, in accordance with the terms hereof or of an Action, shall not constitute a violation of this Section 11.1.

Section 11.2     Dissolution of the Partnership.

                 (a) The Partnership shall not be dissolved by the admission of additional or successor Partners in accordance with the terms of this Agreement. The death, withdrawal, bankruptcy or dissolution of a Limited Partner, or the occurrence of any other event which terminates the Interest of a Limited Partner in the Partnership, shall not, in and of itself, cause the Partner- ship to be dissolved and its affairs wound up. To the fullest extent permitted by applicable law, upon the occurrence of such event, the General Partner may, without any further act, vote or approval of any Partner, admit any Person to the Partnership as an additional or substitute limited partner in the Partnership, which admission shall be effective as of the date of the occurrence of such event, and the business of the Partnership shall be continued without dissolution.

                 (b) The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

                 (i) The expiration of the term of the Partnership, as provided in Section 1.4 hereof,

                 (ii)  Upon the bankruptcy of the General Partner;

                 (iii) Upon the assignment by the General Partner of its entire interest in the Partnership when the assignee is not admitted to the Partnership as a general partner of the Partnership in accordance with Section 10.1, or the filing of a certificate of dissolution or its equivalent, with respect to the General Partner, or the revocation of the General Partner's charter and the expiration of 90 days after the date of notice to the General Partner of revocation without a reinstatement of its charter, or any other event occurs which causes the General Partner to cease to be a general partner of the Partnership under the Act, unless the business of the Partnership is continued in accordance with the Act (any remaining general partner of the Partnership is hereby authorized to and shall continue the business of the Partnership without dissolution);

                 (iv)  in accordance with any Action;

                 (v)  upon the entry of a decree of judicial dissolution under
         Section 17-802 of the Act; or

                 (vi)  upon the written consent of all Partners.

                 (c) Upon dissolution of the Partnership, the Liquidator (as defined below) shall promptly notify the Partners of such dissolution.

Section 11.3     Liquidation.

                 (a) In the event of the dissolution of the Partnership for any reason, the General Partner (or, if the Partnership is dissolved pursuant to Section 11.2(b)(ii) or (iii), then a liquidating trustee appointed by a Majority in liquidation preference of the Preferred Securities (the General Partner or such Person so appointed is hereinafter referred to as the "Liquidator")) shall commence to wind up the affairs of the Partnership and to liquidate the Partnership's assets, including the Partnership's Eligible Investments and/or amounts deposited in the Eligible Investment Account; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon liquidation. The Partners shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles IV and V. Subject to the provisions of this Article XI, the Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

                 (b) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Partnership in connection with the liquidation and winding up of the Partnership that the General Partner would have with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and winding up of the Partnership and the transfer of any assets.

                 (c) Notwithstanding the foregoing, a Liquidator which is not the General Partner shall not, by virtue of acting in such capacity, be deemed a Partner in the Partnership or have any of the economic interests in the Partnership of a Partner; and such Liquidator may be compensated for its services to the Partnership at normal, customary and competitive rates for its services to the Partnership as reasonably determined by a majority in interest of the Limited Partners.

Section 11.4     Distribution in Liquidation.

                 Upon the winding up of the Partnership, the assets of the Partnership (including any Eligible Investments or amounts deposited in the Eligible Investment

Account) shall be distributed in the following order of priority:

                 (i) to creditors of the Partnership, including Preferred Security Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof);

                 (ii) to the Holders of each series of Preferred Securities in accordance with the terms of the Action establishing such series of Preferred Securities; and

                 (iii) to the remaining Partners in proportion to such Partners' positive Capital Account balances.

Section 11.5     Rights of Limited Partners.

                 Each Limited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and such Partner's capital contribution (including return thereof), and such Partner's share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner. No Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

Section 11.6     Termination.

                 The Partnership shall terminate when all of the assets of the Partnership shall have been disposed of and the assets shall have been distributed as provided in Section 11.4, and the Liquidator has executed and caused to be filed a certificate of cancellation of the Certificate.

                                  ARTICLE XII
                            AMENDMENTS AND MEETINGS

Section 12.1     Amendments.

                 Except as otherwise provided in this Agreement or by any applicable terms of any Action establishing a series of Preferred Securities, this Agreement shall be amended by, and only by, a written instrument executed by the General Partner; provided, however, that (i) no amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent the result thereof would be to cause the Partnership to be treated as anything other than a partnership for purposes of United States income taxation and (ii) any amendment which would adversely affect the rights, privileges or preferences of any series of Preferred Securities may be effected only as permitted by the terms of such series of Preferred Securities.

Section 12.2     Amendment of Certificate.

                 In the event this Agreement shall be amended pursuant to
Section 12.1, the General Partner shall amend the Certificate to reflect such change if it deems such amendment of the Certificate to be necessary or appropriate.

Section 12.3     Meetings of the Partners.

                 (a) Meetings of the Limited Partners who are Holders of any series or, in the case of a class vote, of multiple series of Preferred Securities may be called at any time by the General Partner (or as provided in any Action establishing a series of Preferred Securities) to consider and act on any matter on which Limited Partners are entitled to act under the terms of this Agreement or the Act. The General Partner shall call a meeting of Holders of any series or, in the case of a class vote, multiple series, if directed to do so by Holders of not less than 10% in liquidation preference of the Preferred Securities of that series. Such direction shall be given by delivering to the General Partner one or more calls in a writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purpose for which the meeting is to be called. Any Limited Partners calling a meeting shall specify in writing the LP Certificates held by the Limited Partners exercising the right to call a meeting and only those specified Interests shall be counted for purposes of determining whether the required percentage set forth in the second sentence of this paragraph has been met. Except to the extent otherwise provided in any such Action, the following provisions shall apply to meetings of Partners.

                 (b) Notice of any such meeting shall be given to all Limited Partners having a right to vote thereat not less than 7 Business Days nor more than 60 days prior to the date of such meeting. Whenever a vote, consent or approval of Limited Part- ners is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Limited Partners. Further, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if a consent in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum Interests that would be necessary to authorize or take such action at a meeting at which all Limited Partners having a right to vote thereon were present and voting. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners entitled to vote who have not consented in writing. The General Partner may specify that any written ballot submitted to the Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time specified by the General Partner.

                 (c) Each Limited Partner may authorize any Person to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it. Except as otherwise provided herein, in any Action or pursuant to Section 12.3(e), all matters relating to the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Partnership were a Delaware corpo- ration and the Limited Partners were stockholders of a Delaware corporation.

                 (d) Each meeting of Partners shall be conducted by the General Partner or by such other Person that the General Partner may designate.

                 (e) The General Partner, in its sole discretion, shall establish all other provisions relating to meetings of Limited Partners, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Limited Partners, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.


                                  ARTICLE XIII
                                 MISCELLANEOUS

Section 13.1     Notices.

                 All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

                 (a) if given to the Partnership, in care of the General Partner at the Partnership's mailing address set forth below:

                          Textron Finance, L.P.
                          c/o Textron Inc.
                          40 Westminster Street
                          Providence, Rhode Island  02903
                          Attention:

                 (b) if given to the General Partner, at its mailing address set forth below:

                          Textron Inc.
                          40 Westminster Street
                          Providence, Rhode Island  02903
                          Attention:

                 (c) if given to any other Partner, at the address set forth on the books and records of the Partnership.

                 All such notices shall be deemed to have been given, in the case of the Partnership or the General Partners, when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid.

Section 13.2     Entire Agreement.

                 This Agreement Constitutes the entire agreement among the parties. It supersedes any prior agreement or understandings among them, and it may not be modified or amended in any manner other than as set forth herein.

Section 13.3     Governing Law.

                 This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

Section 13.4     Effect.

                 Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

Section 13.5     Pronouns and Number.

                 Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter.

Section 13.6     Captions and Headings.

                 Captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 13.7     Partial Enforceability.

                 If any provision of this Agreement, or the application of such provision to any Person or circum-stance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 13.8     Counterparts.

                 This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signature of each of the Partners to one of such counterpart signature pages. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 13.9     Waiver of Partition.

                 Each Partner hereby irrevocably waives any and all rights (if any) that such Partner may have to maintain any action for partition of any of the Partnership's property.

Section 13.10    Remedies.

                 The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

                                           General Partner:

                                           TEXTRON INC.,
                                           a Delaware corporation


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                           Initial Limited Partner:

                                           TEXTRON HOLDINGS, INC.,
                                           a Delaware corporation


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                                                         ANNEX A


                 [IF THE PREFERRED SECURITY IS TO BE A GLOBAL CERTIFICATE INSERT - This Preferred Security is a global LP Certificate within the meaning of the Limited Partnership Agreement hereinafter referred to and is registered in the name of The Depository Trust Company (the "Depositary") or a nominee of the Depositary. This Preferred Security is exchangeable for Preferred Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Limited Partnership Agreement and no transfer of this Preferred Security (other than a transfer of this Preferred Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

                 Unless this Preferred Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New
York) to the Trust or its agent for registration of transfer, exchange or payment, and any Preferred Security issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

Certificate Number                Number of Preferred Securities


                                                                       CUSIP NO.


                  Certificate Evidencing Preferred Securities

                                       of

                             Textron Finance, L.P.


                    _______ Preferred Securities, Series __

(liquidation preference $25 per Preferred Security)

                 Textron Finance, L.P., a limited partnership formed under the laws of the State of Delaware (the "Partnership"), hereby certifies that __________________ (the "Holder") is the registered owner of _______________
(__________) preferred securities of the Partnership representing limited partner interests in the Partnership of a series designated the ___% Preferred Securities, Series ____ (liquidation preference $25 per Preferred Security) (the "Series ____ Preferred Securities"). The Series ____ Preferred Securities are fully paid and nonassessable limited partner interests in the Partnership, as to which the limited partners of the Partnership who hold the Series ____ Preferred Securities (the "Preferred Security Holders"), in their capacities as limited partners of the Partnership, will, assuming such Preferred Security Holders do not participate in the control of the business of the Partnership, have no liability in excess of their obligations to make payments provided for in the Limited Partnership Agreement (as defined below) and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Preferred Security Holder to repay any funds wrongfully distributed to it) and are transferable on the books and records of the Partnership, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series ____ Preferred Securities are set forth in, and this certificate and the Series ____ Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of _______________, 1995, as the same may be amended from time to time (the "Limited Partnership Agreement") including the action of the General Partner taken pursuant thereto authorizing the issuance of the Series ____ Preferred Securities and determining the designations, rights, privileges, restrictions, preferences and other terms and provisions regarding Dividends, voting, return of capital and otherwise, and other matters relating to the Series ___ Preferred Securities. Capitalized terms used herein but not defined shall have the meaning given them in the Limited Partnership Agreement or the Action. The Holder is entitled to the benefits of the Guarantee Agreement of Textron Inc., a Delaware corporation ("Textron"), dated as of ________, 1995 (the "Guarantee") to the extent provided therein. The Partnership will furnish a copy of the Limited Partnership Agreement, the Action and the Guarantee to the Holder without charge upon written request to the Partnership at its principal place of business or registered office.

          Upon receipt of this certificate, the Holder is admitted to the Partnership as a Limited Partner, is bound by the Limited Partnership Agreement and is entitled to the benefits thereunder.

          IN WITNESS WHEREOF, the Partnership has executed this certificate this day of ________, 199_.


                                           TEXTRON FINANCE, L.P.

                                           By:  TEXTRON INC.,
                                                General Partner


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title: